ALPHA ADVOCATE LAW GROUP PC.

11432 South Street Suite 373, Cerritos, CA 90703.

TEL: 562-219-0089. FAX: 562-456-3016.

EMAIL: Alphaadvocatelaw@gmail.com

October 06, 2023.

Rafael Pinedo

Chief Executive Officer

CAM Group, Inc.

5900 Balcones Drive, Suite 100

Austin, TX 78731

Dear Mr. Pinedo:

I have acted, at your request, as special counsel to CAM Group, Inc., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 600,000,000 shares of Company common stock, par value $0.001, offered by the Company at a price range of $0.005-$0.01 per share of Company common stock to be offered and distributed by Company (the “Shares”), pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have examined copies of (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

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ALPHA ADVOCATE LAW GROUP PC.

11432 South Street Suite 373, Cerritos, CA 90703.

TEL: 562-219-0089. FAX: 562-456-3016.

EMAIL: Alphaadvocatelaw@gmail.com

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof. Thank You.

Sincerely,

Alpha Advocate Law Group PC

Udo Ekekeulu, Esq.

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